Exhibit 99.1

Date: April 18, 2013	NEWS RELEASE

Hubbell Incorporated 40 Waterview Drive Shelton, CT 06484 475-882-4000

Contact: James M. Farrell

HUBBELL REPORTS FIRST QUARTER RESULTS;

NET SALES OF $740.1 MILLION AND EARNINGS PER DILUTED SHARE OF $1.10

SHELTON, CT. (April 18, 2013) – Hubbell Incorporated (NYSE: HUBA, HUBB) today reported operating results for the first quarter ended March 31, 2013.

Net sales in the first quarter of 2013 were $740.1 million, an increase of 2% compared to the $723.8 million reported in the first quarter of 2012. Operating income was $97.7 million, or 13.2% of net sales, compared to $101.7 million, or 14.1% of net sales, for the comparable period of 2012. The effective tax rate in the first quarter of 2013 was 26.8%, which includes the retroactive application of the U.S. Federal R&D tax credit that was part of the American Taxpayer Relief Act of 2012. This compares to an effective tax rate of 32.8% reported in the first quarter of 2012. Net income in the first quarter of 2013 was $65.9 million versus $63.2 million reported in the first quarter of 2012. Earnings per diluted share were $1.10 in the first quarter of 2013 compared to $1.05 reported in the first quarter of 2012. Free cash flow (defined as cash flow from operations less capital expenditures) was $29.7 million in the first quarter of 2013 versus $33.7 million reported in the comparable period of 2012.

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OPERATIONS REVIEW

David G. Nord, President and Chief Executive Officer, said, “The first quarter results were in line with our expectations with sales increasing 2% compared to the prior year. Acquisitions added 3% to sales in the quarter which included contributions from Continental Industries, Inc. that we acquired in January of this year. The level of organic sales in the quarter was essentially unchanged compared to last year’s strong start. From a profitability perspective, we reported operating margin of 13.2%, below last year due to costs of approximately $2 million associated with facility consolidations in our Power segment and lower sales of higher margin industrial products. We anticipate incurring additional charges related to these plant consolidations in the second quarter of this year. The total costs related to facility actions for the first half of 2013 are expected to be approximately $5 million.

“Turning to our end markets, U.S. non-residential new construction activity improved as most of our businesses that are exposed to this market experienced order growth in the quarter. North American electrical utility demand for our products was in line with the prior year which benefitted from unusually strong spending due to favorable weather conditions and high levels of transmission project activity. Industrial demand was lower primarily due to our extractive industry related businesses which also experienced strong demand in the first quarter of 2012. We were encouraged that orders at our high voltage test businesses increased in the quarter and, not surprisingly, the residential market experienced strong growth.”

SEGMENT REVIEW

The comments and year-over-year percentages in this segment review are based on first quarter results in 2013 and 2012.

Electrical segment net sales in the first quarter of 2013 increased 2% to $515.3 million compared to $505.1 million reported in the first quarter of 2012. The increase was due to acquisitions which contributed 3% to sales in the quarter. Organic volume was impacted by lower shipments in the industrial related businesses, most notably in high voltage test equipment. Compared to the first quarter of 2012, operating income decreased 3% to $61.6 million, or 12.0% of net sales. The decrease in operating income was primarily due to lower sales of higher margin industrial products. Price and productivity essentially offset all cost increases.

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Hubbell’s Power segment net sales in the first quarter of 2013 were $224.8 million compared to $218.7 million reported in the first quarter of 2012. The acquisition that was completed in the fourth quarter of 2012 contributed 3% to sales. Organic sales were essentially flat as utility maintenance spending was modest compared to an unusually strong start in the first quarter of 2012 due to favorable weather conditions. Transmission related project spending continued at a high level but slightly below last year’s strong first quarter. In the quarter the consolidation of facilities was initiated and will be completed in the second quarter of 2013. Compared to the first quarter of 2012, operating income decreased 5% to $36.1 million, or 16.1% of net sales. The decrease in operating income was primarily due to these facility consolidation costs and unfavorable material costs and pricing.

SUMMARY & OUTLOOK

Mr. Nord commented, “Looking to our full year outlook for 2013, we continue to expect overall sales to increase in the 3 to 5% range with completed acquisitions contributing 2% of the growth. Within our Electrical segment, we expect 3 to 5% growth led by an anticipated continuation of double digit growth rates in our residential businesses. Our view for the non-residential new construction market is unchanged; we expect low single digit growth for the year with some acceleration in the second half. The industrial market is expected to grow slightly as increases in factory utilization and the energy markets will be partially offset by lower demand for high voltage test equipment. The Power segment is expected to grow in the 4 to 6% range with acquisitions already completed contributing 2%. We expect low single digit growth for maintenance and repair work on the distribution and transmission networks. Spending for transmission related projects is expected to remain at a high level but the year over year growth rate will be modest compared to record levels in 2012. I would also add that we continue to seek out acquisitions to support growing the enterprise and the pipeline remains active. ”

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Mr. Nord concluded, “Turning to profitability, we are still targeting to expand our operating margins by approximately 40 basis points in 2013. The margin improvement will be heavily weighted to the second half of the year due to anticipated improvement in year over year volume increases. We plan on achieving this goal by operating with discipline and focusing in areas including: driving productivity programs throughout the Company, managing pricing in a slow growth environment and carefully balancing costs associated with longer term investments in the business. Our ability to execute in these areas should allow us to expand our margins in 2013 and beyond.”

Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about capital resources, performance and results of operations and are based on the Company’s reasonable current expectations. In addition, all statements regarding anticipated growth or improvement in operating results, anticipated market conditions, and economic recovery are forward-looking. These statements may be identified by the use of forward-looking words or phrases such as “improved”, “leading”, “improving”, “continuing growth”, “continued”, “ranging”, “contributing”, “primarily”, “plan”, “expect”, “anticipated”, “expected”, “expectations,” “should result”, “uncertain”, “goals”, “projected”, “on track”, “likely”, “intend” and others. Such forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; anticipated impacts from the Federal stimulus package; expected benefits of process improvement and other lean initiatives; the expected benefit and effect of the business information system initiatives and streamlining programs; the availability and costs of raw materials and purchased components; realization of price increases; the ability to achieve projected levels of efficiencies and cost reduction measures; general economic and business conditions; competition; and other factors described in our Securities and Exchange Commission filings, including the “Business”, “Risk Factors”, and “Quantitative and Qualitative Disclosures about Market Risk” Sections in the Annual Report on Form 10-K for the year ended December 31, 2012.

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Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2012 revenues of $3.0 billion, Hubbell Incorporated operates manufacturing facilities in the United States, Canada, Switzerland, Puerto Rico, Mexico, and the People’s Republic of China, Italy, the United Kingdom, Brazil and Australia. Hubbell also participates in joint ventures in Taiwan and Hong Kong, and maintains sales offices in Singapore, the People’s Republic of China, India, Mexico, South Korea and the Middle East. The corporate headquarters is located in Shelton, CT.

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HUBBELL INCORPORATED

Condensed Consolidated Statement of Income

(unaudited)

(in millions, except per share amounts)

	Three Months Ended March 31
	2013	2012
Net Sales	$740.1	$723.8
Cost of goods sold	503.8	489.7

Gross Profit	236.3	234.1
Selling & administrative expenses	138.6	132.4

Operating income	97.7	101.7
Operating income as a % of Net sales	13.2%	14.1%
Interest expense, net	(7.3)	(7.2)
Other income, net	0.8	0.1

Total other expense, net	(6.5)	(7.1)
Income before income taxes	91.2	94.6
Provision for income taxes	24.4	31.0

Net income	$66.8	$63.6
Less: Net income attributable to noncontrolling interest	0.9	0.4

Net income attributable to Hubbell	$65.9	$63.2

Earnings Per Share:
Basic	$1.11	$1.06
Diluted	$1.10	$1.05
Cash dividends per common share	$0.45	$0.41

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HUBBELL INCORPORATED

Condensed Consolidated Balance Sheet

(unaudited)

(in millions)

	March 31, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$606.2	$645.0
Short-term investments	10.1	8.8
Accounts receivable, net	443.6	405.2
Inventories, net	350.6	341.7
Deferred taxes and other	60.0	55.5

TOTAL CURRENT ASSETS	1,470.5	1,456.2
Property, plant and equipment, net	364.5	364.7
Investments	41.4	36.7
Goodwill	772.4	755.5
Intangible assets, net	294.0	288.1
Other long-term assets	44.9	45.8

TOTAL ASSETS	$2,987.7	$2,947.0

LIABILITIES AND EQUITY
Accounts payable	$235.6	$213.1
Accrued salaries, wages and employee benefits	51.0	75.4
Accrued insurance	43.4	39.6
Other accrued liabilities	114.6	119.3

TOTAL CURRENT LIABILITIES	444.6	447.4
Long-term debt	596.8	596.7
Other non-current liabilities	242.3	235.0

TOTAL LIABILITIES	1,283.7	1,279.1
Hubbell Shareholders’ Equity	1,696.8	1,661.2
Noncontrolling interest	7.2	6.7

TOTAL EQUITY	1,704.0	1,667.9

TOTAL LIABILITIES AND EQUITY	$2,987.7	$2,947.0

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HUBBELL INCORPORATED

Condensed Consolidated Statement of Cash Flows

(unaudited)

(in millions)

	Three Months Ended March 31
	2013	2012
Cash Flows From Operating Activities
Net income attributable to Hubbell	$65.9	$63.2
Depreciation and amortization	17.2	16.2
Stock-based compensation expense	3.0	2.8
Deferred income taxes	4.3	5.4
Changes in working capital	(47.9)	(38.6)
Contributions to defined benefit pension plans	(0.7)	(0.6)
Other, net	0.9	(3.3)

Net cash provided by operating activities	42.7	45.1

Cash Flows From Investing Activities
Capital expenditures	(13.0)	(11.4)
Acquisition of businesses, net of cash acquired	(37.5)	(10.9)
Net change in investments	(5.5)	0.5
Other, net	0.2	5.5

Net cash used in investing activities	(55.8)	(16.3)

Cash Flows From Financing Activities
Short-term debt repayments, net	—	(2.6)
Payment of dividends	(26.7)	(22.4)
Repurchase of common shares	—	(42.1)
Proceeds from exercise of stock options	0.8	18.3
Other, net	4.2	8.2

Net cash used in financing activities	(21.7)	(40.6)

Effect of foreign exchange rate changes on cash and cash equivalents	(4.0)	4.6

Decrease in cash and cash equivalents	(38.8)	(7.2)
Cash and cash equivalents
Beginning of period	645.0	569.6

End of period	$606.2	$562.4

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HUBBELL INCORPORATED

Segment Information

(unaudited)

(in millions)

	Three Months Ended March 31
	2013	2012
Net Sales
Electrical	$515.3	$505.1
Power	224.8	218.7

Total Net Sales	$740.1	$723.8

Operating Income
Electrical	$61.6	$63.8
Power	36.1	37.9

Total Operating Income	$97.7	$101.7

Operating Income as a % of Net Sales
Electrical	12.0%	12.6%
Power	16.1%	17.3%
Total	13.2%	14.1%

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HUBBELL INCORPORATED

Earnings Per Share Calculation

(unaudited)

(in millions, except per share amounts)

	Three Months Ended March 31
	2013	2012
Numerator:
Net income attributable to Hubbell	$65.9	$63.2
Less: Earnings allocated to participating securities	0.2	0.2

Net income available to common shareholders	$65.7	$63.0
Denominator:
Average number of common shares outstanding	59.1	59.2
Potential dilutive shares	0.5	0.7

Average number of diluted shares outstanding	59.6	59.9

Earnings per Share:
Basic	$1.11	$1.06
Diluted	$1.10	$1.05

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HUBBELL INCORPORATED

Non-GAAP Financial Measures

(unaudited)

(in millions)

Ratios of Total Debt to Total Capital and Net Debt to Total Capital

	March 31, 2013	December 31, 2012
Total Debt	$596.8	$596.7
Total Hubbell’s Shareholders’ Equity	1,696.8	1,661.2

Total Capital	$2,293.6	$2,257.9

Total Debt to Total Capital	26%	26%
Total Debt	$596.8	$596.7
Less: Cash and cash equivalents	(606.2)	(645.0)
Investments	(51.5)	(45.5)

Net Debt	$(60.9)	$(93.8)

Net Debt to Total Capital	(3%)	(4%)

Note: Management believes that net debt to capital is a useful measure regarding Hubbell’s financial leverage for evaluating the Company’s ability to meet its funding needs.

Free Cash Flow Reconciliation

	Three Months Ended March 31
	2013	2012
Net cash provided by operating activities	$42.7	$45.1
Less: Capital Expenditures	(13.0)	(11.4)

Free cash flow	$29.7	$33.7

Note: Management believes that free cash flow provides useful information regarding Hubbell’s ability to generate cash without reliance on external financings. In addition, management uses free cash flow to evaluate the resources available for investments in the business, strategic acquisitions and further strengthening the balance sheet.

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